Exhibit 99.1

press release

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info: Marilynn Meek (212) 827-3773
Senior Vice President-Finance
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
August 5, 2010

COMFORCE CORPORATION REPORTS SECOND QUARTER 2010 RESULTS

•	Company reports record quarterly revenues
•	Net income increases to $1.9 million for second quarter and $2.4 million for first six months of 2010

Bethpage, NY – August 5, 2010 – COMFORCE Corporation (NYSE Amex: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services today reported results for its second quarter ended June 27, 2010.

The Company reported revenues of $163.6 million for the second quarter of 2010, compared to revenues of $141.7 million for the second quarter of 2009, a 15.4% increase.    Sequentially, revenues for the second of quarter 2010 improved 13.7% from the prior quarter.

Revenues of PRO Unlimited®, the Company’s Human Capital Management segment, increased $26.0 million, or 26.7% over the second quarter of 2009, and sequentially 14.2% over first quarter 2010.  This growth was primarily due to an increase in services provided to both new and existing clients.  PRO Unlimited reported gross profit for the second quarter of 2010 of $14.6 million, compared to $12.1 million for the second quarter of 2009.  Staff Augmentation revenue decreased in the second quarter of 2010 compared to the same period last year by $4.2 million, or 9.5% reflecting a decrease in client demand for services in this sector and a reduction in clients serviced. Sequentially Staff Augmentation revenues improved 12.4% over first quarter 2010.

Gross profit for the second quarter of 2010 was $23.1 million, or 14.1% of sales, compared to a gross profit of $20.2 million, or 14.3% of sales for the same period last year.  The slight decrease in gross profit as a percentage of sales was primarily the result of pricing pressures and lower sales volume on higher margin services, which was partially offset by a decrease in payroll related tax expense as a result of the enactment of the HIRE Act in March 2010. The 2009 gross profit included an accrual of approximately $1.0 million related to a state tax examination.

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Selling, general and administrative (SG&A) expenses were $18.1 million in the second quarter of 2010, compared to $18.2 million the second quarter of 2009.   SG&A expenses as a percentage of net sales were 11.1% for the second quarter of 2010, compared to 12.9% for the second quarter of 2009, primarily due to COMFORCE’s ongoing initiatives to reduce expenses and control costs as revenues increased as discussed above.

COMFORCE reported operating income of $4.1 million for the second quarter of 2010, compared to operating income of $1.1 million for the second quarter of 2009.

The Company’s interest expense for the second quarter of 2010 was $844,000 compared to $441,000 for the second quarter of 2009.  The increase in interest expense was primarily due to the Company’s higher interest rates under its credit facility, as amended in November 2009, which was partially offset by the elimination of interest expense associated with the repayment of $1.9 million principal on 8% Convertible Notes.

Other income, net, for second quarter 2010 of $29,000, compared to $465,000 for the comparable period last year, principally consists of gains on the foreign activity.

Income before income taxes was $3.3 million for the second quarter of 2010, compared to $1.1 million for the comparable period last year.

COMFORCE recognized a provision for income taxes of $1.4 million in the second quarter of 2010, compared to a provision for income taxes of $513,000 in the second quarter of 2009.

The Company reported net income of $1.9 million for the second quarter of 2010, compared to $598,000 for the second quarter of 2009.  Net income available to common stockholders for the second quarter of 2010 was $1.6 million, or $0.09 per basic share and $0.06 per diluted share, compared to of $347,000, or $0.02 per basic and diluted share for the second quarter of 2009.

Six Months Results

COMFORCE recorded revenues of $307.4 million for the first six months of 2010, compared to revenues of $279.7 million for the first six months of 2009.  PRO’s revenues increased 23.0% to $231.4 million, compared to $188.1 million for the first six months of 2009.   Staff Augmentation revenues declined 17.3% or $15.7 million for the first six months of 2010 reflecting a decrease in client demand for services in this segment.

Gross profit for the first six months of 2010 was $43.2 million, or 14.0% of sales, compared to gross profit of $40.8 million, or 14.6% of sales for the first six months of 2009.   The decrease in gross profit as a percentage of sales was primarily the result of pricing pressures and lower sales volume on higher margin services, which was partially offset by a decrease in payroll related tax expense as a result of the enactment of the HIRE Act in March 2010.  The 2009 gross profit included an accrual of approximately $1.0 million related to a state tax examination.

SG&A expenses for the first six months were $35.3 million, compared to $37.0 million for the first six months of 2009.  SG&A expenses as a percentage of net sales were 11.5% for the first half of this year, compared to 13.2% for the first half of 2009, primarily due to COMFORCE’s ongoing initiatives to reduce expenses and control costs as revenues increased.

The Company’s operating income for the first half of 2010 was $6.1 million, compared to $2.1 million for the first half of 2009.

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Interest expense for the first six months of 2010 was $1.6 million, compared to $1.1 million for the first six months of 2009.  The increase in interest expense was primarily due to the Company’s higher interest rates under its new credit facility, amended in November 2009, which was partially offset by the elimination of interest expense associated with the repayment of $1.9 million principal on 8% Convertible Notes.

Other expense, net, for the first six months of 2010 of $252,000, compared to other income, net, of $392,000 for the first six months of 2009, principally consists of losses and gains, respectively, on foreign activity.

COMFORCE reported income before income taxes of $4.3 million for the first six months of 2010, compared to $1.4 million for the first six months of 2009.  The Company recognized a tax provision of $1.9 million for the first half of 2010, compared to $649,000 for the first half of 2009.

Net income for the first six months of 2010 was $2.4 million, compared to $754,000 for the first six months of 2009.  Net income available to common stockholders for the first six months of 2010 was $1.9 million, or $0.11 per basic share and $0.07 per diluted share, compared to $252,000, or $0.01 per basic and diluted share for the same period last year.

Comments from Management

John Fanning, Chairman and Chief Executive Officer of COMFORCE commented, “We are extremely pleased to have reported an increase in revenues and net income for the second quarter and first six months of this year.

“PRO continues to be a major contributor to our positive financial performance as they add new clients and provide increased services to their existing clients.  We were also pleased to see a sequential improvement in revenues in our Staff Augmentation segment and are hopeful that this is an indication that business in this sector is stabilizing for us.  At the same time, we remain optimistic about our RightSourcing® division whose services, we believe, along with PRO’s, will be in particular demand going forward.

Mr. Fanning concluded, “We believe the steps that we have taken and continue to take to strengthen our business while containing costs and expenses position us well to further grow our business as the economy recovers.

“Meeting our customers’ needs and building COMFORCE to the benefit of our shareholders longer term remains our primary focus.”

About COMFORCE

COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces.  We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support, technical and engineering, information technology, telecommunications and other staffing needs.  We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial

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Outsourcing Services.  The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary.  The Staff

Augmentation segment provides Healthcare Support Services, including RightSourcing Vendor Management Services, Technical, Information Technology and Other Staffing Services.  The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, particularly in light of the current global economic crisis that has been marked by dramatic and rapid shifts in market conditions and government responses, nor will we undertake any obligation to update any of these statements.

Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

•
unfavorable global, national or local economic conditions that cause our clients to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•
the current economic environment has created a tightening of the credit markets coupled with increasing interest rates, which, if these conditions persist or deteriorate, could potentially further increase our interest expenses;

•
in the current economic climate, some state taxing authorities are more strictly interpreting business tax laws and regulations and more aggressively seeking to enforce these laws and regulations to address shortfalls in state tax revenues;

•
increases in the effective rates of any payroll-related costs or business taxes that we are unable to pass on to or recover from our clients, particularly in a climate of heightened competitive pressure;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations in which we operate, or our inability to comply with these laws and regulations;
•	our inability to collect fees due to the bankruptcy of our clients, including the amount of any wages we have paid to our employees for work performed for these clients;
•	our inability to keep pace with rapid changes in technology in our industry;
•
potential losses relating to the placement of our employees in other workplaces, including our employees’ misuse of client proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

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•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;
•	continuing unfavorable developments in our business may result in the necessity of writing off goodwill in future periods, in addition to write-offs in 2009 and earlier periods;
•	as a result of covenants and restrictions in our credit facility, our inability to use available cash in the manner we believe will maximize stockholder value;
•	unfavorable press or analysts’ reports concerning our industry or our company could negatively affect the perception investors have of our company and our prospects; or
•
any of the other factors described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 27, 2009 (copies of which may be accessed through www.sec.gov or www.comforce.com).

-Financial Tables Follow-

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2010	2009	2010	2009

Net sales of services	$163,564	$141,689	$307,379	$279,718

Costs and expenses:
Cost of services	140,511	121,479	264,222	238,889
Selling, general and administrative expenses	18,138	18,246	35,326	37,020
Depreciation and amortization	844	877	1,714	1,713

Total costs and expenses	159,493	140,602	301,262	277,622

Operating income	4,071	1,087	6,117	2,096

Other (expense) income:
Interest expense	(844)	(441)	(1,575)	(1,085)
Other income (expense), net	29	465	(252)	392
	(815)	24	(1,827)	(693)

Income before income taxes	3,256	1,111	4,290	1,403
Provision for income taxes	1,406	513	1,864	649
Net income	$1,850	$598	$2,426	$754

Dividends on preferred stock	251	251	502	502

Net income available to common stockholders	$1,599	$347	$1,924	$252

Basic income per common share	$0.09	$0.02	$0.11	$0.01

Diluted income per common share	$0.06	$0.02	$0.07	$0.01

Weighted average common shares outstanding, basic	17,388	17,388	17,388	17,388
Weighted average common shares outstanding, diluted	33,331	28,355	33,129	17,401

COMFORCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
June 27, 2010 and December 27, 2009
(in thousands, except share and per share amounts)
(unaudited)

	June 27,	December 27,
Assets	2010	2009

Current assets:
Cash and cash equivalents	$4,995	2,986
Accounts receivable, less allowance of $80 in 2010 and $94 in 2009	143,073	125,138
Funding and service fees receivable, less allowance of $8 in 2010 and 2009	6,482	8,107
Prepaid expenses and other current assets	3,418	3,003
Deferred income taxes, net	707	707
Total current assets	158,675	139,941

Property and equipment, net	7,699	8,624
Deferred financing costs, net	550	634
Goodwill	15,973	15,973
Other assets, net	256	113

Total assets	$183,153	165,285

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$3,195	2,491
Accrued expenses	117,503	120,841
Total current liabilities	120,698	123,332

Long-term debt	74,413	56,600
Deferred income taxes, net	696	636
Other liabilities	211	176

Total liabilities	196,018	180,744

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized, 17,387,664 and 17,387,663 shares issued and outstanding in 2010 and 2009, respectively	174	174
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at June 27, 2010 and December 27, 2009, with an aggregate liquidation preference of $9,541 at June 27, 2010 and $9,311 at December 27, 2009	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at June 27, 2010 and December 27, 2009, with an aggregate liquidation preference of $771 at June 27, 2010 and $752 at December 27, 2009	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at June 27, 2010 and December 27, 2009, with an aggregate liquidation preference of $9,549 at June 27, 2010 and $9,296 at December 27, 2009	10,264	10,264
Additional paid-in capital	48,776	48,700
Accumulated other comprehensive loss	(199)	(291)
Accumulated deficit	(76,697)	(79,123)

Total stockholders’ deficit	(12,865)	(15,459)

Total liabilities and stockholders’ deficit	$183,153	165,285

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